                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-A/A
                                (AMENDMENT NO. 1)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                  ALLETE, INC.
             (Exact name of registrant as specified in its charter)

              MINNESOTA                                  41-0418150
    (State or other jurisdiction of                   (I.R.S. Employer
     incorporation or organization)                 Identification No.)

                             30 WEST SUPERIOR STREET
                          DULUTH, MINNESOTA 55802-2093
          (Address of principal executive offices, including zip code)

                                 (218) 279-5000
              (Registrant's telephone number, including area code)


Securities to be registered pursuant to Section 12(b) of the Act:


                                                 NAME OF EACH EXCHANGE ON WHICH
TITLE OF EACH CLASS TO BE SO REGISTERED:         EACH CLASS IS TO BE REGISTERED:

Preferred Share Purchase Rights                   New York Stock Exchange

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. /X/

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. / /

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act: None.

ITEM 1.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

Reference is hereby made to the Registration Statement on Form 8-A dated August 6, 1996 and filed with the Securities and Exchange Commission on the same date (Original Form 8-A) by ALLETE, Inc., a Minnesota corporation (Company), relating to the rights distributed to the shareholders of the Company (Rights) in connection with the Rights Agreement, dated as of July 24, 1996 (Rights Agreement), by and between the Company and the Corporate Secretary of the Company, as Rights Agent (Rights Agent). The Original Form 8-A is incorporated by reference.

On July 12, 2006, the Company and the Corporate Secretary of the Company entered into an Amended and Restated Rights Agreement (Amended Agreement). Terms not otherwise defined herein have the meaning ascribed to them in the Amended Agreement. Among other things, the Amended Agreement extends the Final Expiration Date of the Rights Agreement to July 11, 2009, unless the Rights are earlier redeemed or exchanged by the Company under certain conditions as provided in the Amended Agreement. Further, the Amended Agreement provides that the Company may not consolidate, merge, or sell a majority of its assets or earning power if doing so would be counter to the intended benefits of the Rights or would result in the distribution of Rights to the shareholders of the other parties to the transaction. Finally, the Amended Agreement provides for the creation of a committee of independent directors to annually review the terms and conditions of the Amended Agreement, as well as to consider whether termination or modification of the Amended Agreement would be in the best interests of the shareholders and to make a recommendation based on such review to the Board of Directors.

The foregoing description of the Amended Agreement is a general description only, does not purport to be complete, and is qualified in its entirety by reference to the Amended Agreement. A copy of the Amended Agreement is filed herewith as Exhibit 4 and is incorporated herein by reference.


ITEM 2.    EXHIBITS

The following exhibit is hereby filed as part of this amended Form 8-A:

EXHIBIT NUMBER          DESCRIPTION
--------------------------------------------------------------------------------

2 Amended and Restated Rights Agreement, dated as of July 12, 2006, between ALLETE, Inc. and the Corporate Secretary of ALLETE, Inc., as Rights Agent, which includes the form of Certificate of Resolution Fixing Terms of Junior Serial Preferred Stock A as Exhibit A, the form of Right Certificate as Exhibit B, and the Summary of Amended Agreement as Exhibit C (incorporated by reference to Exhibit 4 to the Form 8-K filed with the Securities and Exchange Commission by ALLETE, Inc. on July 14, 2006).


                     ALLETE Form 8-A/A dated July 14, 2006                     1

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.






                                                   ALLETE, Inc.





July 14, 2006                                   Mark A. Schober
                               -------------------------------------------------
                                                Mark A. Schober
                               Senior Vice President and Chief Financial Officer


                      ALLETE Form 8-A/A dated July 14, 2006                    2